Exhibit 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	President, CEO and CFO	Kekst and Company
	(401) 457-9403	(212) 521-4802
LIN TV REPORTS 2006 SECOND-QUARTER RESULTS
PROVIDENCE, RHODE ISLAND, August 7, 2006 — LIN TV Corp. (NYSE: TVL), the parent of LIN Television Corporation, today reported financial results for the quarter ended June 30, 2006.
Net revenues for the second quarter of 2006 increased 17% to $115.4 million compared to net revenues of $99.0 million in the second quarter of 2005. Net revenues in 2006 include revenue from seven stations acquired in 2005. On a pro forma basis, as if the acquisition of these seven stations had occurred January 1, 2005, pro forma net revenues increased 1% in the second quarter of 2006 compared to the second quarter of 2005. Total operating costs for the second quarter of 2006 were $430.5 million compared to total operating costs of $75.0 million for the second quarter of 2005. Expenses for the second quarter of 2006 included expenses of the stations acquired in 2005 as well as an impairment charge of $333.6 million related to the impairment of goodwill and broadcast licenses. Direct operating expenses, selling, general and administrative expenses and corporate overhead included stock-based compensation of $3.6 million and $0.6 million for the quarters ended June 30, 2006 and 2005, respectively, pursuant to SFAS 123(R), “Share Based Payment.” Corporate overhead expense increased to $12.8 million in the second quarter of 2006 from $5.1 million in the second quarter of 2005. Corporate overhead expense in the second quarter of 2006 included a $5.6 million charge, excluding stock-based compensation, related to the retirement of the Company’s former Chief Executive Officer. Operating loss for the second quarter of 2006 was $315.1 million compared to operating income of $24.0 million for the second quarter of 2005. Net loss for the second quarter of 2006 was $244.4 million, or $4.87 per diluted share, compared to a net income of $10.1 million, or $0.17 per diluted share, in the second quarter of 2005.
Net revenues for the first half of 2006 increased 22% to $216.2 million compared to net revenues of $177.9 million in the first half of 2005. Net revenues in 2006 include revenue from seven stations acquired in 2005. On a pro forma basis as if the acquisition of these seven stations had occurred January 1, 2005, pro forma net revenues increased 3% in the first half of 2006 compared to the same period in 2005.

Net loss for the first half of 2006 was $248.7 million, or $4.92 per diluted share, compared to$0.2 million, or $0.00 per diluted share, for the first half of 2005. The net loss for the first half of 2006 included expenses of the stations acquired in 2005 as well as an impairment charge of $333.6 million related to the impairment of goodwill and broadcast licenses. The net loss for the first half of 2005 included a pre-tax $12.3 million loss on the early extinguishment of debt. Direct operating expenses, selling, general and administrative expenses and corporate overhead included stock-based compensation of $5.6 million and $1.8 million for the six months ended June 30, 2006 and 2005, respectively, pursuant to SFAS 123(R), “Share Based Payment.”
Capital expenditures for the first half of 2006 were $5.6 million compared to $5.2 million in the comparable 2005 period. The Company received $2.0 million in capital distributions from equity investments for the first half of 2006 compared to $3.1 in the comparable 2005 period.
CEO Comment
Vincent L. Sadusky, LIN TV’s President and Chief Executive Officer, said “We were pleased to have exceeded our revenue guidance for the second quarter of 2006, led by better than expected political revenue and revenue from our new stations. We expect political advertising to increase demand and drive results in the second half of 2006.”
Balance Sheet
Total debt outstanding on June 30, 2006 was $989.8 million, and cash and cash equivalent balances were $11.6 million on June 30, 2006. The Company’s net consolidated leverage as defined in its credit facility was approximately 7.2x as of June 30, 2006.
Guidance
Based on current pacings, LIN TV expects that third quarter revenue will increase in the low 20% range compared to net revenue of $91.0 million for the third quarter of 2005. The Company expects same station revenue (on a pro forma basis as if the acquisition of the seven stations had occurred January 1, 2005) to increase in the mid single digits from the third quarter of 2005.
Expense guidance for the full year 2006 has been updated as follows:

Direct operating and SG&A expenses*	Approximately $271-$274 million
Program amortization	Approximately $31-$33 million
Cash payments for programming	Approximately $30-$32 million
Cash interest expense	Approximately $58-$61 million
Corporate overhead**	Approximately $29-$31 million
Depreciation and amortization of intangible assets	Approximately $39-$41 million
Capital expenditures	Approximately $23-$25 million
Cash taxes	Approximately $7-$10 million

*	Includes approximately $3.1 million of non-cash stock-based compensation expense.

**	Includes approximately $5.9 million of non-cash stock-based compensation expense and charges related to the retirement of the former CEO payment of $5.6 million.
The guidance set forth above supersedes all expense guidance for the full year 2006 previously issued by the Company, and all such previous guidance should no longer be relied upon.

About LIN TV
LIN TV Corp. is the owner and operator of 30 television stations in 18 mid-sized markets in the U.S. and Puerto Rico.
LIN TV owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KSCW-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN TV also is a one-third owner of WAND-TV, the NBC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.
Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.
Conference Call
LIN TV will hold a conference call to discuss its second quarter 2006 results TODAY, Monday, August 7, 2006, at 8:30 am ET. To participate in the call, please call (719) 457-2679 (U.S. callers) or (800) 500-0177 (international callers) at least 10 minutes prior to the scheduled start of the call and reference 9014429. The call can also be accessed via the investor relations section of the company’s website at www.lintv.com (listen-only).
If you are unable to participate in the live call, a taped replay will be available from 11:30 am ET today through midnight ET on Monday, August 14, 2006. The replay can be accessed by dialing (719) 457-0820 (U.S. callers) or (888) 203-1112 (international callers), and using reference code 9014429.
Safe Harbor Statement
This press release may include statements that may constitute “forward-looking statements,” including the information under the captions “CEO Comment” and “Guidance” and other estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.
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LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenues	$115,405	$99,010	$216,219	$177,854
Operating costs and expenses:
Direct operating (excluding depreciation of $8.8 million and $8.5 million for the three months ended June 30, 2006 and 2005, respectively, and $19.3 million and $16.2 million for the six months ended June 30, 2006 and 2005, respectively)	32,798	27,628	66,145	54,044
Selling, general and administrative	33,807	26,884	67,283	51,646
Amortization of program rights	7,636	6,534	15,054	12,389
Corporate	12,807	5,099	18,579	10,354
Impairment of broadcast licenses and goodwill	333,553	—	333,553	—
Depreciation and amortization of intangible assets	9,913	8,873	21,865	16,912

Total operating costs	430,514	75,018	522,479	145,345

Operating (loss) income	(315,109)	23,992	(306,260)	32,509
Other (income) expense:
Interest expense, net	17,380	10,835	34,128	21,745
Share of (loss) income in equity investments	571	(1,463)	(1,009)	(1,709)
Minority interest in loss of Banks Broadcasting	(3,952)	(74)	(4,191)	(286)
Loss (gain) on derivative instruments	1,538	(2,096)	492	(1,595)
Loss on extinguishment of debt	—	21	—	12,330
Other, net	5,129	(235)	5,139	166

Total other expense, net	20,666	6,988	34,559	30,651

(Loss) income before (benefit from) provision for income taxes	(335,775)	17,004	(340,819)	1,858
(Benefit from) provision for income taxes	(91,418)	6,909	(92,143)	2,083

Net (loss) income	$(244,357)	$10,095	$(248,676)	$(225)

Basic (loss) income per common share:
Net (loss) income	$(4.87)	$0.20	$(4.92)	$—
Weighted - average number of common shares outstanding used in calculating basic (loss) income per common share	50,217	50,633	50,502	50,573
Diluted (loss) income per common share:
Net (loss) income	(4.87)	0.17	(4.92)	—
Weighted - average number of common shares outstanding used in calculating diluted (loss) income per common share	50,217	54,236	50,502	50,573

LIN TV Corp.
Unaudited Supplemental Financial Data
(in thousands)

	As of June 30,
	2006	2005
Supplemental Financial Data:
Debt outstanding	$989,753	$709,391
Cash and cash equivalents	11,571	10,960

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Capital expenditures	4,379	3,669	5,569	5,213
Program rights payments	8,113	7,471	15,321	13,817
Distributions from equity investments	1,019	—	2,037	3,055
Cash taxes, net	2,260	1,406	2,684	1,662

Stock-based compensation:
Direct operating expense	356	—	669	—
Selling, general and administrative	590	124	1,115	269
Corporate	2,699	518	3,794	1,502

Total	$3,645	$642	$5,578	$1,771

Interest Expense Components:
Credit Facility	$5,162	$2,306	$9,991	$4,313
$375,000 6 1/2% Senior Subordinated Notes	6,161	6,229	12,255	11,438
$190,000 and $0 as of March 31, 2006 and 2005, respectively, 6 1/2% Senior Subordinated Notes — Class B	3,122	—	6,210	—
$125,000, 2.50% Exchangeable Senior Subordinated Debentures	789	807	1,570	1,588
$0 as of March 31, 2006 and 2005, 8% Senior Notes	—	—	—	1,356
Other interest income, net	(19)	55	(225)	(157)

Interest expense before amortization of discount and deferred financing fees	15,215	9,397	29,801	18,538
Amortization of discount and deferred financing fees	2,165	1,438	4,327	3,207

Total interest expense, net	$17,380	$10,835	$34,128	$21,745

The following sets forth pro forma information as if the acquisition of the seven television stations had occurred on January 1, 2005:
Net revenues	$115,405	$114,361	$216,219	$210,094
Operating (loss) income	(315,109)	27,545	(306,260)	35,464
Net (loss) income	(244,357)	10,780	(248,676)	(2,463)
Basic (loss) income per common share:
Net (loss) income	$(4.87)	$0.21	$(4.92)	$(0.05)
Weighted - average number of common shares outstanding used in calculating basic (loss) income per common share	50,217	50,633	50,502	50,573
Diluted (loss) income per common share:
Net (loss) income	$(4.87)	$0.18	$(4.92)	$(0.05)
Weighted - average number of common shares outstanding used in calculating diluted (loss) income per common share	50,217	54,236	50,502	50,573
Supplemental pro forma information:
Depreciation and amortization of intangible assets	$9,913	$10,359	$21,864	$20,487
Amortization of program rights	7,636	7,785	15,054	17,193
Payments of program rights	8,113	8,672	15,321	17,742